Exhibit 5.2

GELFAND STEIN & WASSON LLP

A LIMITED LIABILITY PARTNERSHIIP

INCLUDING A PROFESSIONAL CORPORATION

11755 WILSHIRE BOULEVARD, SUITE 1230

LOS ANGELES, CALIFORNIA 90025-1518

May 27, 2004

PRIMEDIA Inc.

745 Fifth Avenue

23rd Floor

New York, New York 10151

                RE:         Primedia-Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special California counsel to PRIMEDIA Inc., a Delaware corporation (the “Company”), and to IntelliChoice, Inc., Kagan Media Appraisals, Inc., Kagan Seminars, Inc. and McMullen Argus Publishing, Inc., each a California corporation (the “California Guarantors”) in connection with the Registration Statement on Form S–4 (the “Registration Statement”) filed by the Company and the subsidiaries of the Company named in Schedule I hereto (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $300,000,000 aggregate principal amount of 8% Senior Notes due 2013, Series B (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities.  The Exchange Securities and the Guarantees will be issued under an indenture dated as of May 15, 2003 (the “Indenture”), among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”).  The Exchange Securities will be offered by the Company in exchange for $300,000,000 aggregate principal amount of its outstanding 8% Senior Notes due 2013, Series A (the “Securities”).

We have not been involved in the underlying negotiations which led to the preparation or execution of the Indenture or the preparation or execution of the Registration Statement or any documents or instruments in this transaction or any agreements entered into or any disclosures in connection with the transaction described above.  We have not been asked to, and do not, render any opinion on the terms, disclosures and provisions of such documents.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the California Guarantors.  We have not examined or reviewed any communication, disclosure, instrument, agreement, document or other item or conducted any independent inquiry or investigation of any matter except as otherwise expressly set forth herein.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.             Each of the California Guarantors has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of California.

2.             The California Guarantors have duly authorized, executed and delivered the Indenture.

3.             The execution, delivery and performance by the California Guarantors of the Indenture and the Guarantees issued by each of the California Guarantors (the “California Guarantees”) do not and will not violate the laws of the State of California or any other applicable laws.

4.  When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the California Guarantees have been duly issued, the California Guarantees will constitute valid and legally binding obligations of the California Guarantors enforceable against the California Guarantors in accordance with their terms.

Our opinions set forth above are subject to (1) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing.

We are members of the Bar of the State of California, and we do not express any opinion herein concerning any law other than the laws of the State of California.

The opinions expressed herein are provided as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may subsequently come to our attention or any changes in law which may hereafter occur.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  This opinion letter may be relied upon by Simpson Thacher & Bartlett LLP.

Very truly yours,

/s/	Gelfand Stein & Wasson
GELFAND STEIN & WASSON LLP

SCHEDULE I: GUARANTORS

Legal Name	Jurisdiction of Organization

About, Inc.	Delaware
Canoe & Kayak, Inc.	Delaware
Channel One Communications Corp.	Delaware
Cover Concepts Marketing Services, LLC	Delaware
CSK Publishing Company Inc.	Delaware
Films for the Humanities & Sciences, Inc.	Delaware
Go Lo Entertainment, Inc.	Delaware
Haas Publishing Companies, Inc.	Delaware
Hacienda Productions, Inc.	Delaware
HPC Brazil, Inc.	Delaware
IntelliChoice, Inc.	California
Kagan Media Appraisals, Inc.	California
Kagan Seminars, Inc.	California
Kagan World Media, Inc.	Delaware
McMullen Argus Publishing, Inc.	California
Media Central IP Corp.	Delaware
Motor Trend Auto Shows Inc.	Delaware
Paul Kagan Associates, Inc.	Delaware
PRIMEDIA Business Magazines & Media Inc.	Delaware
PRIMEDIA Companies Inc.	Delaware
PRIMEDIA Enthusiast Publications, Inc.	Pennsylvania
PRIMEDIA Finance Shared Services, Inc.	Delaware
PRIMEDIA Holdings III Inc.	Delaware
PRIMEDIA Information Inc.	Delaware
PRIMEDIA Leisure Group Inc.	Delaware
PRIMEDIA Magazines Inc.	Delaware
PRIMEDIA Magazine Finance Inc.	Delaware
PRIMEDIA Special Interest Publications Inc.	Delaware
PRIMEDIA Specialty Group Inc.	Delaware
PRIMEDIA Workplace Learning LLC	Delaware
PRIMEDIA Workplace Learning LP	Delaware
Simba Information Inc.	Connecticut
The Virtual Flyshop, Inc.	Delaware